UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2018

ATTIS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

12540 Broadwell Road, Suite 2104
Milton, GA 30004

(Address of principal executive offices, including Zip Code)

(678) 580-5661
(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.01. Change in Control Registrant.

In connection with the issuance of certain notes by Attis Industries Inc. (the “Company”) for the funding of laboratory build-out costs and other working capital and capital expenditures (the “Notes”), Mr. Jeffrey S. Cosman, the Company’s Chief Executive Officer and Chairman of the Board of Directors, in his individual capacity as the owner of 51 shares of the Company’s Series A Preferred Stock, pledged all 51 shares of Series A Preferred Stock (the “Pledged Stock”) to the holders of the Notes, on a proportional basis, pursuant to a pledge agreement entered into by and among Mr. Cosman and the holders of the Notes, dated as of May 17, 2018 (the “Pledge Agreement”). Pursuant to the Pledge Agreement, the holders of the Notes, as “Pledgees,” would be able to, among other things, exercise all voting and other equity interest rights in the Pledged Stock, commencing one year after the initial date of the Pledge Agreement, and provided that there shall also have occurred prior to such first anniversary date and be continuing after such first anniversary date (i) an event of default under the Notes that has not been cured, and/or (ii) any of the security created by or pursuant to this Pledge Agreement shall be deemed imperiled or jeopardized in a manner by the Pledgee in its sole discretion that has not been cured as of such date. Each one (1) share of Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y)  0.49, minus (z) the Numerator; accordingly, holders of shares of Series A Preferred Stock have a significant impact over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2018	ATTIS INDUSTRIES INC.

	By:	/s/ Jeffrey S. Cosman
Name: Jeffrey S. Cosman Title: Chief Executive Officer

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